Exhibit 99.1

News Release

Pioneer Natural Resources Company Completes Merger of Pioneer

Southwest Energy Partners L.P.

Dallas, Texas, December 17, 2013 – Pioneer Natural Resources Company (NYSE: PXD) (“Pioneer”) and Pioneer Southwest Energy Partners L.P. (NYSE: PSE) (“Pioneer Southwest”) today jointly announced the completion of the merger of Pioneer Southwest with a wholly-owned subsidiary of Pioneer, with Pioneer Southwest surviving the merger as an indirect wholly-owned subsidiary of Pioneer, effective today, December 17, 2013. Under the merger agreement, each Pioneer Southwest unitholder eligible to receive the merger consideration will receive 0.2325 of a share of Pioneer common stock for each Pioneer Southwest common unit owned by such unitholder, plus, after aggregating all fractions of shares to which such unitholder would be entitled, a whole share of Pioneer common stock in lieu of any fractional share of Pioneer common stock otherwise issuable to such unitholder in the merger. As a result of the completion of the merger, common units of Pioneer Southwest will cease trading at the close of business today. Shares of Pioneer common stock will continue to be traded on the New York Stock Exchange under the ticker symbol “PXD.”

The consolidation of the properties of Pioneer and Pioneer Southwest in the Midland Basin in West Texas pursuant to the merger is expected to facilitate Pioneer’s plans to fully and optimally develop the area utilizing horizontal drilling and is expected to provide organizational, operational and administrative efficiencies.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States.

Except for historical information contained herein, the statements contained herein related to the merger and expected outcomes relating thereto are forward-looking statements that are made in reliance on the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of Pioneer and Pioneer Southwest are subject to a number of risks and uncertainties that may cause Pioneer’s or Pioneer Southwest’s actual results in future periods to differ materially from the forward-looking statements. These and other risks are described in Pioneer’s and Pioneer Southwest’s annual, quarterly and other reports filed with the Securities and Exchange Commission. In addition, Pioneer and Pioneer Southwest may be subject to currently unforeseen risks that may have a materially adverse effect on them. Neither Pioneer nor Pioneer Southwest undertakes any duty to publicly update these statements except as required by law.

Pioneer Natural Resources Company and Pioneer Southwest Energy Partners L.P. Contacts:

Investors

Frank Hopkins – 972-969-4065

Josh Jones – 972-969-5822

Mike Bandy – 972-969-4513

Media and Public Affairs

Susan Spratlen – 972-969-4018

Suzanne Hicks – 972-969-4020